Exhibit 99.1

ANACOR PHARMACEUTICALS PRICES $24 MILLION PUBLIC OFFERING OF COMMON STOCK

Palo Alto, CA — October 18, 2012 — Anacor Pharmaceuticals (NASDAQ:ANAC) today announced that it has priced an underwritten public offering of 4,000,000 shares of its common stock at a price to the public of $6.00 per share for gross proceeds of $24 million.  Anacor has also granted the underwriter a 30-day option to purchase up to an additional 15 percent of the shares of common stock offered in the public offering to cover overallotments, if any.  Anacor expects to use the net proceeds from the sale of the shares for research and development activities, working capital and general corporate purposes.  All of the shares in the offering will be sold by Anacor.  The offering is expected to close on October 23, 2012, subject to satisfaction of customary closing conditions.

Cowen and Company, LLC is acting as the sole manager for the offering.

The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC).  A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC.  Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. Before investing, you should read the prospectus supplement and the accompanying prospectus for information about Anacor and this offering.

When available, copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).  The final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Anacor Pharmaceuticals
Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.

Forward-Looking Statements
This press release may contain forward-looking statements that relate to future events, including statements relating to Anacor’s expectations regarding the completion, timing and size of the proposed public offering and the use of anticipated net proceeds therefrom. These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the offering. There can be no assurance that Anacor will be able to complete the offering on the anticipated terms, or at all. Risks and uncertainties relating to Anacor and this offering can be found in the “Risk Factors” section of the final prospectus supplement related to the offering to be filed with the SEC.  These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
DeDe Sheel

Investor Relations and Corporate Communications

650.543.7575

dsheel@anacor.com